EXHIBIT 15







          October 31, 1996



          Northwest Natural Gas Company
          220 N.W. Second Avenue
          Portland, Oregon  97209


          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended March 31, 1996 and 1995 and June 30, 1996 and 1995, as indicated in our reports dated May 3, 1996 and July 25, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, are being used in this Registration Statement.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/ Deloitte & Touceh LLP

          DELOITTE & TOUCHE LLP